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                                                                       Exhibit B

                            STOCKHOLDERS' AGREEMENT

                  STOCKHOLDERS' AGREEMENT, dated as of November 26, 1997 (this "Agreement"), by and among Teligent, Inc., a Delaware corporation (the "Company"), Microwave Services, Inc., a Delaware corporation ("MSI"), Telcom-DTS Investors, L.L.C., a Delaware limited liability company ("Telcom"), and NTTA&T Investment Inc. ("New Member" and, together with MSI and Telcom, the "Stockholders"), an indirect wholly owned subsidiary of Nippon Telegraph and Telephone Corporation, a Japanese corporation ("NTT").

                  WHEREAS, the Stockholders are parties to the Amended and Restated Limited Liability Company Agreement, dated as of November 13, 1997 (the "LLC Agreement"), of Teligent, L.L.C., a Delaware limited liability company (the "LLC"), entered into pursuant to the Securities Purchase Agreement dated as of September 30, 1997 by and among the LLC, MSI, Digital Services Corporation, a Virginia corporation and an affiliate of Telcom, and NTT (the "Purchase Agreement");

                  WHEREAS, upon the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of October 6, 1997 (the "Merger Agreement"), by and between the Company and the LLC, immediately prior to the Company's initial public offering of Class A Common Stock (the "IPO") the LLC will be merged (the "Merger") with and into the Company;

                  WHEREAS, the Merger Agreement provides that as a result of the Merger the Stockholders will receive shares of Common Stock of the Company, as the entity surviving the Merger; and

                  WHEREAS, the LLC Agreement contemplates, and the parties hereto have agreed, that following a Conversion Transaction (as defined in the LLC Agreement), in connection with an IPO, certain rights, privileges and obligations set forth in the LLC Agreement with respect to the ownership and governance of the LLC will, to the extent and upon the terms and subject to the conditions set forth herein, continue to apply with respect to the ownership and governance of the Company.

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                  NOW, THEREFORE, in consideration of the premises, and for
other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement covenant and agree as follows:

                  Section 1. Effectiveness of Agreement. Defined Terms. This Agreement shall not become effective unless and until the Merger is consummated. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the form of Certificate of Incorporation of the Company attached as Exhibit I to the Merger Agreement, which will be effective upon the effectiveness of the Merger (the "Certificate of Incorporation").

                  Section 2. Information Made Available. The Company covenants and agrees with each of MSI, Telcom and New Member that, with respect to MSI, so long as any shares of Class B-Series 1 Common Stock are outstanding, with respect to Telcom, so long as any shares of Class B-Series 2 Common Stock are outstanding, and with respect to New Member, so long as any shares of Class B-Series 3 Common Stock are outstanding, the Company will use all reasonable efforts to provide regular information to (and updates thereof), consult with, and obtain the advice of, representatives of MSI designated by MSI's designees (the "MSI Directors") to the board of directors of the Company (the "Board of Directors"), representatives of Telcom designated by Telcom's designee (the "Telcom Director") to the Board of Directors, and representatives of New Member designated by New Member's designee (the "New Member Director") to the Board of Directors, respectively, in connection with ordinary decisions of the Board of Directors or any committee thereof. This Section 2 shall terminate as to New Member, and New Member shall have no further rights under such Section, upon New Member's delivery of, or failure to deliver, the notice required by Section 15.

                  Section 3. Consultation. The Company covenants and agrees with New Member and Telcom that, with respect to New Member, so long as any shares of Class B-Series 3 Common Stock are outstanding, and with respect to Telcom, so long as any shares of Class B-Series 2


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Common Stock are outstanding, Consultation (as defined below) with New Member or a representative (the "New Member Representative") designated from time to time by New Member for such purpose (who need not be the representative described in Section 12 hereof), and/or with Telcom or a representative (the "Telcom Representative") designated from time to time by Telcom for such purpose (who need not be the representative described in Section 12 hereof), respectively, will be required for any action (each, a "Consultation Event") which (A) materially changes the fundamental character of the Company's business; (B) replaces the Company's Chief Executive Officer or Chief Operating Officer; (C) involves the sale or pledge by the Company of a substantial portion of its assets or any acquisition, divestiture or merger of the Company with another entity or any joint venture outside the ordinary course of the Company's business; or (D) involves the issuance by the Company of shares of Common Stock or Preferred Stock to any telecommunications carrier (a "Strategic Partner"). "Consultation" shall mean and include reasonable advance notice and advance disclosure of all material facts regarding the Consultation Event by the Company to the New Member Representative and/or the Telcom Representative, respectively, and, in the case of the issuance by the Company of shares of Common Stock or Preferred Stock to a Strategic Partner, due consideration of any objections of New Member and/or the Telcom Representative, respectively. New Member and Telcom shall notify the Company as to who the New Member Representative and the Telcom Representative, respectively, shall be, and shall provide the Company with the address, business telephone and facsimile number for such respective persons. Such persons shall be the New Member Representative and the Telcom Representative, respectively, until such time as the Company receives written notice from New Member or Telcom, respectively, stating the name, address, business telephone and facsimile number of the new New Member Representative or the new Telcom Representative, respectively. This Section 3 shall terminate as to New Member, and New Member shall have no further rights under such Section, upon New Member's delivery of, or failure to deliver, the notice required by
Section 15.

                  Section 4. Confidential Treatment of Proprietary Information. Except as provided in Section 14 hereof, in the event any Covered Person (as hereinafter


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defined) (the "Receiving Party") obtains from any other Covered Person or the
Company (the "Disclosing Party") information relating to the Company in whatever form which is confidential or proprietary ("Proprietary Information"), the Receiving Party (i) shall treat all such Proprietary Information as confidential; (ii) shall use such Proprietary Information only for the purposes contemplated in this Agreement; (iii) shall protect such Proprietary Information, whether in storage or in use, with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care; and (iv) shall not disclose such Proprietary Information to any third party except to such employees and agents of the Receiving Party who need to know such Proprietary Information for the purpose of effectuating this Agreement and who have been informed of the confidential nature of such Proprietary Information. "Covered Person" shall mean any Stockholder, or any person (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or any Stockholder; any officers, directors, shareholders, controlling persons, partners, employees, representatives or agents of any Stockholder or its Affiliates (other than the Company); any director, officer, employee or agent of the Company or its Affiliates; or any person who was, at the time of the act or omission in question, such a person. As used in this Agreement, "Affiliate" means, with respect to any specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

                  Section 5. Exceptions. The provisions of Section 4 of this Agreement shall not apply to any Proprietary Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of the Receiving Party; (ii) was lawfully obtained by the Receiving Party from a third party without breach of this Agreement and otherwise not in violation of the Disclosing Party's rights; (iii) was known to the Receiving Party at the time of disclosure of such Proprietary Information to the Receiving Party by the Disclosing Party and the Receiving Party was not, at such time, subject to any confidentiality obligation with respect thereto; (iv) was independ-


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ently developed by the Receiving Party without making use of any Proprietary
Information of the Disclosing Party; or (v) is required to be disclosed pursuant to law.

                  Section 6. Return of Proprietary Information. Subject to
Section 14(d) of this Agreement, upon the dissolution of the Company, and in any event upon the Disclosing Party's request at any time, the Receiving Party shall: (i) return to the Disclosing Party all documents (including, any copies thereof) embodying the Disclosing Party's Proprietary Information and (ii) certify in writing to the Disclosing Party, within ten (l0) days following the Disclosing Party's request, that all such Proprietary Information has been returned.

                  Section 7. Equitable Remedies. Each Stockholder acknowledges that the extent of damages in the event of the breach of any provision of
Section 4 or 6 hereof would be difficult or impossible to ascertain, and that there will be available no adequate remedy at law in the event of any such breach. Each Stockholder therefore agrees that in the event it or any Covered Person employed by or affiliated with it breaches any provision of Section 4 or 6 hereof, the aggrieved party (including, without limitation, the Company) will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

                  Section 8 CEO as Director. The Stockholders agree to vote, or act by written consent with respect to, all of their respective shares of Common Stock in favor of the election of the Chief Executive Officer of the Company as a member of the Board of Directors.

                  Section 9. Special Board Votes; Other Board Matters. (a) The Company and the Stockholders agree that, notwithstanding any provision in the Company's By-Laws to the contrary, the following actions shall require the affirmative vote of a majority of the Board of Directors, which, so long as any shares of Class B-Series 2 Common Stock are issued and outstanding, shall include the affirmative vote of the Telcom Director and, so long as any shares of Class B-Series 3 Common Stock are issued and outstanding, shall include the affirmative vote of the New Member Director:


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                   (i) any amendment to the Certificate of Incorporation or
By-laws of the Company which materially and adversely affects the rights of Telcom or New Member in a manner which discriminates against Telcom or New Member, either individually or with one or more other Stockholders, vis-a-vis any of the other Stockholders, provided that the affirmative vote of a majority of the Board of Directors, including only the Telcom Director (and not the New Member Director), shall be necessary to approve such an amendment which so affects Telcom (and not New Member), and the affirmative vote of a majority of the Board of Directors, including only the New Member Director (and not the Telcom Director), shall be necessary to approve such an amendment which so affects New Member (and not Telcom);

                   (ii) any transaction between the Company and any Stockholder or Affiliate thereof involving an amount in excess of $150,000, except for such transactions contemplated by this Agreement, the Securities Purchase Agreement between the Company and Nippon Telegraph and Telephone Corporation dated as of September 30, 1997 (the "Purchase Agreement") and the Technical Services Agreement dated as of October 22, 1997 between the Company and NTT America, Inc.

                   (iii) the appointment of any independent accountants or firm of independent accountants, other than a nationally recognized accounting firm, to serve as the Company's auditors; and

                   (iv) any action by the Company seeking protection under any bankruptcy or insolvency law

               (b) So long as, pursuant to the Certificate of Incorporation, MSI is entitled to elect a majority of the members of the Board of Directors and to remove or fill vacancies with respect to such directorships, MSI will use all reasonable efforts to promptly fill any vacancies in such directorships, however occurring, and to remove and replace any such director elected by MSI who is or becomes unwilling or unable to serve as such director.

               (c) Without limitation of and subject to Section 4 of Article III of the Company's By-Laws, the


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Company covenants and agrees with New Member to use all reasonable efforts under the circumstances to provide the New Member Director with at least 72 hours prior notice of any special meeting of the Board of Directors. If the New Member Director is temporarily unavailable, New Member may appoint an alternate to act in his stead, with full powers of substitution.

                   Section 10. Committees. (a) The Company and the Stockholders agree that, so long as any shares of Class B-Series 3 Common Stock are issued and outstanding, (i) the New Member Director and the New Member Representative shall have visitation rights at meetings of all significant internal operating committees of the Board of Directors, if any, and (ii) the New Member Director shall be a member of any technical, compensation or audit committee, if any, of the Board of Directors or any other committee designated by the Board of Directors with the power to negotiate any Consultation Event. In the event no audit committee of the Board of Directors has been established, the New Member Director shall have the right to attend, so long as any shares of Class B-Series 3 Common Stock of the Company are issued and outstanding, all meetings involving the auditor's review of the Company's financial condition and shall have the right to review and discuss such auditor's reports with such auditor. The New Member Director and the New Member Representative shall also, so long as any shares of Class B-Series 3 Common Stock of the Company are issued and outstanding, have visitation rights with respect to each committee of the Board of Directors which is established of which the New Member Director is not a member and shall receive no less than 48 hours prior written notice of each meeting of any such committee. If, during the course of the meeting of any such committee, the New Member Director shall determine that the matter being considered should be considered by the full Board of Directors, such committee shall thereupon cease its consideration of such matter and such matter shall thereupon be referred back to the full Board of Directors. This Section l0(a) shall terminate, and New Member shall have no further rights under such Section, upon New Member's delivery of, or failure to deliver, the notice required by
Section 15.

                   (b) The Company and the Stockholders agree that, so long as any shares of Class B-Series 2 Common


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Stock are issued and outstanding, (i) the Telcom Director and the Telcom
Representative shall have visitation rights at meetings of all significant internal operating committees of the Board of Directors, if any, and (ii) the Telcom Director shall be a member of any technical, compensation or audit committee, if any, of the Board of Directors or any other committee designated by the Board of Directors with the power to negotiate any Consultation Event. In the event no audit committee of the Board of Directors has been established, the Telcom Director shall have the right to attend, so long as any shares of Class B-Series 2 Common Stock of the Company are issued and outstanding, all meetings involving the auditor's review of the Company's financial condition and shall have the right to review and discuss such auditor's reports with such auditor. The Telcom Director and the Telcom Representative shall also, so long as any shares of Class B-Series 2 Common Stock of the Company are issued and outstanding, have visitation rights with respect to each committee of the Board of Directors which is established of which the Telcom Director is not a member and shall receive no less than 48 hours prior written notice of each meeting of any such committee. If, during the course of the meeting of any such committee, the Telcom Director shall determine that the matter being considered should be considered by the full Board of Directors, such committee shall thereupon cease its consideration of such matter and such matter shall thereupon be referred back to the full Board of Directors.

                  Section 11. Annual Business Plans and Budgets. The parties hereto agree that an annual business plan and budget for the Company shall be prepared by the officers of the Company and submitted to the Board of Directors for its approval. Each such annual business plan and budget shall contain: (i) a comprehensive and detailed budget for the upcoming year (including, without limitation, projected capital expenditures and projected income, expense and cash flow levels); (ii) such other financial, marketing and other plans and projections for the upcoming year as the Board of Directors shall deem appropriate; and (iii) such financial, marketing and other plans and projections for the upcoming five-year period as the Board of Directors shall deem appropriate. New Member shall have no further rights under this Section 11 upon New Member's delivery of, or failure to deliver, the notice required by Section 15.


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                  Section 12. New Member and Telcom Consultants. The parties hereto agree that at any meeting of the Board of Directors at which the New Member Director and/or the Telcom Director, respectively, is present, the New Member Director and/or the Telcom Director, respectively, may each invite a representative designated by New Member (and who is employed by New Member or an Affiliate of New Member) or Telcom (and who is employed by Telcom or an Affiliate of Telcom), respectively, to attend and consult and advise the New Member Director or the Telcom Director, respectively, on any matter; provided, that such respective representatives agree with the Company in writing to be bound by Sections 4, 5, 6 and 7 hereof as if such representatives were Covered Persons for purposes of such Sections.

                  Section 13. Agreement to Hold. Each Stock holder agrees that, for the two-year period immediately following the date of the LLC Agreement, each will continue to hold no less than 50% of its interest in the Company which it owns immediately following the Merger; provided, that the foregoing agreement and all other restrictions imposed on the ability of New Member or Telcom, respectively, to transfer their respective interests in the Company, except those imposed by law, shall lapse and be null, void and without further effect, if a Consultation Event occurs even though New Member or Telcom, respectively, have objected thereto; and provided, further, that if at the time the agreement contained in this Section 13 shall have lapsed and become null and void and without further effect with respect to Telcom pursuant to the immediately preceding proviso, MSI is not entitled, pursuant to the Certificate of Incorporation, to elect a majority of the members of the Board of Directors, then the agreement contained in this Section 13 shall automatically lapse and become null and void and without further effect with respect to MSI.

                   Section 14. New Member Information Right.

                   (a) Secunded Employees. So long as any shares of Class B-Series 3 Common Stock of the Company are issued and outstanding, New Member and its Affiliates shall have the right, at their expense, to secund to the Company employees of New Member or its Affiliates (not exceeding a total of five such employees in any three


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month period) to observe the Company's operations, including its technical and marketing activities (such secunded employees being referred to as the "Secunded Employees"). This Section 14(a) shall automatically terminate and be of no further force or effect upon New Member's delivery of, or failure to deliver, the notice required by Section 15.

                   (b) Status of Secunded Employees; Expenses. The Secunded Employees shall be and remain employees of New Member (or its Affiliates) for all purposes, and New Member (or such Affiliates) shall be solely responsible for, and shall indemnify and hold the Company harmless from and against any claims for, the payment of any and all salary, bonuses, living expenses, travel expenses and other compensation, and the provision of all retirement, health care, insurance and other benefits to such Secunded Employees. New Member (or its Affiliate) shall be solely responsible for, and shall indemnify and hold the Company harmless from and against any claims for, the payment of any taxes or governmental charges of any kind, including, without limitation, withholding taxes, payroll taxes or unemployment or worker's compensation insurance, with respect to any such Secunded Employees. The Secunded Employees shall, at the Company's expense, be provided, with reasonable office space and standard office equipment at the Company's facilities to the extent reasonably necessary for them to carry out their intended purposes as described in Subsection 14(c) below.

                   (c) Purpose of Secunded Employees. The Company and New Member acknowledge that the Secunded Employees will be secunded to the Company so that they may gain knowledge of the operation of fixed wireless communications services as conducted by the Company, with a view to enabling New Member and its Affiliates to provide such services to their customers outside the United States.

                   (d) Information Rights. To enable New Member and its Affiliates to benefit from seconding the Secunded Employees as contemplated by this Section 14, New Member and its Affiliates shall have the non-exclusive, perpetual, irrevocable royalty free right and license to use, solely in the business of New Member and its Affiliates outside the United States, such product, service, marketing, operational and technical information of the Company as shall be learned or obtained by the Secunded Employ-


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ees; provided that such right and license shall not include any right or license with respect to any patent (or patent application), utility model, design patent, copyright, trademark or tradename (or other similar property rights arising under United States or other laws) relating to specific inventions, technical devices, software, publications or other works of the Company; and provided further that if and to the extent such information constitutes confidential or proprietary information of the Company, New Member will, and will cause its Affiliates to, use the same efforts as it uses with respect to its own confidential or proprietary information to keep such information of the Company confidential. New Member and its Affiliates shall not be entitled to sublicense, assign or otherwise transfer to any third party any of the rights granted, or any of the information relating to the Company learned or obtained by them, pursuant to this Section 14. In addition, the grant of rights by the Company pursuant to this Section 15 shall be subject to the Company's need to comply with its other agreements with third parties in existence on the date hereof relating to any of the Company information referred to in this Section
14, it being understood and agreed that the Company will use all reasonable efforts to afford New Member and its Affiliates the full benefit of the rights granted pursuant to this Section 14 in a manner consistent with such other agreements.

                  Section 15. New Member Notice of Competition. New Member will provide the Company with at least 90 days prior written notice of any action which, pursuant to clause (B) of the proviso to Article FOURTH, Section A(l)(d) of the Certificate of Incorporation, would result in the automatic conversion of shares of Class B-Series 3 Common Stock into Class A Common Stock.

                  Section 16. Foreign Ownership Limitation.

                   (a) The Company shall have the right to limit New Member's ownership of the Company to ensure that it does not violate the foreign ownership limitations imposed by the Communications Act of 1934, as amended, and by the regulations and decisions of the Federal Communications Commission (collectively, the "Communications Act").


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                   (b) If at any time after the date hereof the Company is
required by a change in the law or other circumstance to reduce the level of foreign ownership of the Company, and absent the Company's ability to obtain a waiver (which the Company will use all reasonable efforts to obtain), the Company shall have the right, and shall be required (i) at New Member's election, to refuse to sell equity interests in the Company or any equity interests in the License Companies (as such term is defined in the Purchase Agreement) to any Foreign Owner (as defined below) if any such transaction would, under the Communications Act or other applicable law, adversely impact New Member's ability to hold its then existing equity interest in the Company, and (ii) at the election of any Stockholder, to repurchase such equity interests in the Company, to the extent necessary to comply with applicable foreign ownership restrictions, first, from all persons, other than the Stockholders, who hold Foreign Ownership Interests (as defined below), and thereafter from each of the Stockholders who hold Foreign Ownership Interests, on a pro rata basis (based on the percentage of foreign ownership attributable to each Stockholder), in each case, for an amount in cash (to the extent permitted by the Delaware corporation law) equal to the "fair market value" of the equity interests repurchased. If the class of equity interests to be repurchased (or conversion equivalent) is publicly traded, "fair market value" shall be the closing price per share or unit of such equity interest (or conversion equivalent) on the trading day immediately preceding the date of such repurchase and, if the class of equity interests to be repurchased (or conversion equivalent) is not publicly traded, "fair market value" shall be determined by the Board of Directors. In the event that (i) all or any portion of a Stockholder's equity interest in the Company is to be repurchased pursuant to this Section 16, (ii) such class of equity interests (or conversion equivalent) is not publicly traded and (iii) such Stockholder disputes, by notice to the Company within forty-five (45) days after receipt of notice from the Board of Directors of the Board of Director's fair market value determination (a "Valuation Dispute Notice"), then "fair market value" shall be determined by two appraisers selected by the Company and such Stockholder, respectively, within forty-five (45) days after delivery of the Valuation Dispute Notice. If the appraisers chosen by the Company and such Stockholder cannot reach an agreement within 30 days of


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their appointment, "fair market value" shall be determined by a third appraiser to be selected by the original appraisers chosen by such Stockholder and the Company within 10 days thereafter. "Foreign Owner" shall mean: (a) any person who is a citizen of a country other than the United States, (b) any corporation or other legal entity organized under the laws of any government other than the government of the United States or of any state, territory or possession of the United States, (c) any government other than the government of the United States or of any state, territory or possession of the United States, or (d) any representative of any of the foregoing, or any entity owned, or whose capital was contributed, in whole or in part, by any of the foregoing; and "Foreign Ownership Interests" shall mean any equity interests in the Company or equity interests in the License Companies held by a Foreign Owner.

                  Section 17. New Member Co-Sale Rights. MSI and Telcom agree that New Member will have co-sale rights with respect to any sale or transfer by MSI or Telcom, respectively, or their respective Affiliates, to a single buyer or group, of all of the shares of Common Stock held by MSI or Telcom or such Affiliates, respectively, which co-sale rights shall be exercisable in accordance with the same procedures as set forth in Section 10.3(b) of the LLC Agreement (as if such Section were in effect and references in such Section to an "Interest" being deemed for this purpose to refer to Common Stock). Notwithstanding the foregoing, it is acknowledged and agreed that (i) pursuant to Section 5.8 of the LLC Agreement, upon consummation of the Merger, the Company, New Member and any person or entity who or which was a member of the LLC but is not a party hereto will cease to have any rights pursuant to such Sections 10.3(a) and 10.3(b) of the LLC Agreement, except as provided above in this Section 17 with respect to New Member, and (ii) the co-sale rights provided for in this Section 17 will in any event not apply with respect to (A) any sale or transfer of Common Stock which was acquired pursuant to a public market transaction, (B) any public sale or distribution of Common Stock, whether pursuant to a registration statement under the Securities Act, Rule l44 thereunder or otherwise, (C) any sale or transfer of Common Stock to an Affiliate (as such term is defined in the LLC Agreement) of the selling or transferring party, provided such Affiliate executes and delivers to the parties hereto an


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instrument agreeing to be bound hereby or (D) any pledge of, or grant of a security interest in, Common Stock, provided such pledge or grant meets the requirements set forth in Section 10.2(a)(ii), (a) (iii) and (a) (iv) of the LLC Agreement (as if such Section were still in effect).

                  Section 18. Miscellaneous

                   (a) This Agreement may be modified or amended at any time by Stockholders holding shares of Common Stock representing at least 50.01% of the aggregate number of shares of Common Stock held by all Stockholders; provided, that without the consent of any Stock holder, the Company may (i) enter into agreements with permitted assignees pursuant to the terms of this Agreement, providing in substance that such permitted assignees will be bound by this Agreement and (ii) amend this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other United States federal or state agency, or in any United States federal or state statute, compliance with which the Board of Directors deems to be in the best interests of the Company, (B) to change the name of the Company, and (C) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained herein, so long as any amendment under this clause
(ii) does not adversely affect the investment in the Company of any Stockholder; provided, further, that, notwithstanding the foregoing provisions of this
Section 18(a), no amendment of this Agreement shall (y) deprive a Stockholder of any of such Stockholder's rights hereunder without the prior written consent of such Stockholder, or (z) change the provisions of this Section 18(a) without the prior written consent of each Stockholder.

                   (b) Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

                   (c) This Agreement contains the parties' entire understanding and agreement with respect to its


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subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

                   (d) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

                   (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles.

                   (f) The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

                   (g) The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

                   (h) This Agreement may not be assigned by any party without the prior written consent of the other parties, provided, that in connection with any Stock holder's transfer of shares of Class B Common Stock to a Permitted Transferee of such Stockholder, such Stockholder shall require such Permitted Transferee to agree in writing to become a "Stockholder" for purposes of this Agreement and to be bound by the terms hereof.

                   (i) This Agreement shall inure to the benefit of, and be binding upon, the parties to it and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                   (j) All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered by hand, fax (provided, that a confirming copy is sent by a reputable overnight courier service), or reputable overnight courier service, to the parties at their respective addresses set forth in Schedule I hereto or to such other address as any party shall have designated by notice in writing to the other parties.

                   (k) The Company, MSI and Telcom covenant and agree with New Member that any and all disputes hereunder involving any of them and New Member shall be submitted to the same dispute resolution procedures as are set forth in
Section 7.10 of the Purchase Agreement.

                   (1) Nothing contained herein shall require any Stockholder to make any further investment in or otherwise contribute capital to the Company.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 TELIGENT, INC.


                                        By: /s/ Alex J. Mandl
                                           -------------------------------------
                                              Name: Alex J. Mandl
                                              Title: Chairman & CEO

                                        MICROWAVE SERVICES, INC.

                                        By:/s/ David J. Berkman
                                           -------------------------------------
                                              Name: David J. Berkman
                                              Title: Executive Vice President

                                        TELCOM-DTS INVESTORS, L.L.C.

                                        By:/s/ Rajendra Singh
                                           -------------------------------------
                                              Name: Rajendra Singh
                                              Title: President

                                        NTTA&T INVESTMENT INC.

                                        By: /s/ Keisuke Nakasaki
                                           -------------------------------------
                                              Name: Keisuke Nakasaki
                                              Title: President

                                   SCHEDULE I

                             Addresses for Notices

Teligent, Inc.
8065 Leesburg Pike
Vienna, Virginia 22182
Phone: 703-762-5100
Fax: 703-762-5227
Attention: General Counsel

Microwave Services, Inc.
650 Madison Avenue, 25th Floor
New York, New York 10022
Phone: 212-301-2800
Fax: 212-301-2811
Attention: President and General Counsel

Telcom-DTS Investors, L.L.C.
211 N. Union Street
Suite 300
Alexandria, Virginia 22314
Phone: 703-706-3800
Fax: 701-706-3801
Attention: President and General Counsel

NTTA&T Investment Inc.
c/o Nippon Telegraph and Telephone Corporation
Tokyo Opera City Tower
20-2 Nishi-Shinjuku 3-chome
Shinjuku, Tokyo 163-14
JAPAN
Phone: 011-81-3-5353-5111
Fax: 011-81-3-5353-5503
Attention: Mr. Osamue Inoue

     and

c/o NTT America, Inc.
101 Park Avenue, 41st Floor
New York, New York 10178
Attention: Mr. Mitsuo Murakami
Fax:      212-661-1078


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